Exhibit 10.13

SEVENTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

Dated as of December 31, 2024

EXHIBITS

Exhibit A	Membership Units and Percentages Interests
Exhibit B	Regulatory Allocations

THIS SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of ScanTech Identification Beam Systems, LLC, a limited liability company organized under the laws of Delaware (the “Company”), dated as of December 31, 2024, is entered into by and among the persons set forth on Exhibit A attached hereto (each a “Member” and, collectively, the “Members”). This Agreement shall be effective immediately prior to the closing of a business combination between the Company and Mars Acquisition Corp. and certain other parties pursuant to that certain Business Combination Agreement (as defined herein).

WITNESSETH:

WHEREAS, the Company was formed on May 13, 2011 under the Delaware Limited Liability Company Act (as amended, supplemented or revised from time to time, the “Act”);

WHEREAS, the Company entered into its initial limited liability company agreement dated May 13, 2011 (the “Initial Agreement; and

WHEREAS, the Initial Agreement has been subsequently amended a number of times, the most recent amendment thereof being the Sixth Amended and Restated Limited Liability Company Agreement (the “Sixth A&R Agreement”); and

WHEREAS, the Members desire to amend and restate the Sixth A&R Agreement and to enter into this Agreement in order to govern the business and affairs of the Company;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.Definitions. As used in this Agreement, the following terms shall have the following meanings.

“AAA” has the meaning set forth in Section 13.04(b).

“Act” has the meaning set forth in the recitals.

“Adjusted Taxable Income” means an amount equal to the Company’s cumulative items of taxable income and gain less cumulative items of taxable loss and deduction under the Code computed from the first day of the taxable year through the applicable date (except, in the case of the first taxable year, from the Effective Date through the applicable date).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlled by, Controlling or under common Control with, such Person.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, for any Person, any domestic or foreign law, rule or regulation, or judgment, decree, order, permit, license, certificate of authority, order or governmental approval, in each case, of or by any Governmental Authority, to which the Person or any of its business is subject.

“Business” has the meaning set forth in Section 2.04(a).

“Business Combination Agreement” means that certain Business Combination

Agreement dated as of September 5, 2023, by and among the Company, Mars Acquisition Corp., and the other parties named therein, as amended, supplemented or restated through the Effective Date.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York generally are authorized or required by law or regulation to close.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial gross asset value of any property (other than money) contributed to the capital of the Company by such Member.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble.

“Confidential Information” has the meaning set forth in Section 13.08.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of securities, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Director” means any person hereafter elected to act and is serving as a member of the Managing Members as provided in this Agreement, but does not include any person who has ceased to be a member of the Managing Members.

“Drag-Along Buyer” has the meaning set forth in Section 10.05(a).

“Drag-Along Member” has the meaning set forth in Section 10.05(a).

“Drag-Along Notice” has the meaning set forth in Section 10.05(a).

“Economic Terms” has the meaning set forth in Section 10.06(b).

“Effective Date” has the meaning set forth in the preamble. In the event that the closing contemplated by the Business Combination Agreement has not been consummated on or before December 31, 2024, this Agreement shall be null and void, and the Sixth A&R Agreement shall be effective.

“EIP” has the meaning set forth in Section 3.03(a).

“Fiscal Year” means the fiscal year period ending December 31 of each year.

“Fixed Contingent Payments” means the fixed contingent payments issued by the Company to ScanTech Security and assigned by ScanTech Security to certain existing debtholders of ScanTech Security and ScanTech Holdings.

“GAAP” means generally accepted accounting principles in the United States, as consistently applied through the relevant period.

“Governance Rights Successor” has the meaning set forth in Section 7.02(d).

“Governmental Authority” means any domestic or foreign governmental or regulatory authority, agency, court, commission or other governmental or regulatory entity (including any self-regulatory organization).

“Holder” means any Member holding Units.

“Holder Notice” has the meaning set forth in Section 10.04(a).

“Holder Violation” has the meaning set forth in Section 8.08(b). “Indemnitee” has the meaning set forth in Section 7.04(a).

“Initial Offering” means the Company’s first firm commitment underwritten public offering of its Membership Units registered under the Securities Act or the closing of the transactions contemplated by the Business Combination Agreement.

“Initial Subscribing Member” has the meaning set forth in Section 11.03(c).

“Initiating Holders” has the meaning set forth in Section 8.01(a).

“Investment Agreement” has the meaning set forth in the recitals.

“IRS” means the United States Internal Revenue Service.

“Managing Members” has the meaning set forth in Section7.01(a)

“Members” means the Persons listed on Exhibit A hereto, as such Exhibit may be amended from time to time.

“Membership Units” has the meaning set forth in Section 3.01(a).

“Net Available Cash” shall mean, at any time, all cash of the Company that the Managing Members (unless otherwise specified) reasonably determines is available for distribution, taking into account reserves for projected cash requirements (including cash operating expenses, reserves for future operations, capital expenditures of the business and payments due under the Fixed Contingent Payments) as reflected in the then current annual budget and reasonable contingencies, and subject to any restrictions set forth in any credit or other agreement with a third party that is binding on the Company. Cash that may be available for distribution shall include net cash proceeds derived from any merger or sale of any portion of the Company.

“New Securities” has the meaning set forth in Section 11.03(b).

“Offer Notice” has the meaning set forth in Section 10.03(a).

“Offer Period” has the meaning set forth in Section 10.03(b).

“Offer Price” has the meaning set forth in Section 10.06(b).

“Offered Interests” has the meaning set forth in Section 10.03(a).

“Offeree” has the meaning set forth in Section 10.03(a).

“Offeror” has the meaning set forth in Section 10.03(a).

“Officers” has the meaning set forth in Section 7.03(b).

“Original LLC Agreement” has the meaning set forth in the recitals.

“Other Officers” has the meaning set forth in Section 7.03(b).

“Percentage Interest” means, at any time, the membership interest in the Company of any Member at any time, represented by a percentage, determined by dividing (A) the total number of owned by such Member, by the total number of Units issued and outstanding.

“Permitted Transfer” has the meaning set forth in Section 10.01(a).

“Permitted Transferee” means with respect to NACS, one or more of its Affiliates; provided, however, that no Person shall be a Permitted Transferee (A) if the Transfer to such Person is made with the intent that the Transferee will make a subsequent Transfer or the transferor will subsequently Transfer interests in such Transferee in order to avoid the Transfer restrictions that would otherwise be applicable and (B) unless such Person agrees in writing with the Company at the time of such Transfer to Transfer back to a Permitted Transferee the transferred Membership Units if such Person ceases to be a Permitted Transferee.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity.

“Preemptive Notice” has the meaning set forth in Section 11.03(a).

“Preemptive Period” has the meaning set forth in Section 11.03(a).

“Proportionate Share” means, at any time and with respect to any distribution, a fraction equal to the number of Membership Units held by such Member, over (B) the aggregate number of outstanding Membership Units held by all Members.

“Pro Rata Amount” means the product of (i) the total number of Membership Units held by a Member exercising its tag-along rights under Section 10.04 and (ii) (A) the number of Membership Units to be Transferred by the Selling Member, divided by (B) the total number of Membership Units held by all the Members.

“Rate of Return” means 8% per annum.

“Redemption Price” has the meaning set forth in Section 6.05(a).

“Registrable Securities” means Shares, and any Shares or other securities issued in respect of Shares or into which Shares or such other securities shall be converted in connection with stock splits, reverse stock splits, stock dividends or distributions, combinations or similar recapitalizations, or a merger, consolidation or reorganization or otherwise. Notwithstanding the foregoing, Registrable Securities shall not include any securities (A) sold by a person to the public either pursuant to a registration statement or Rule 144, (B) sold in a private transaction in which the transferor’s rights under Section 8 of this Agreement are not assigned, or (C) held by a Holder (together with its affiliates) if, as reflected on the Company’s list of stockholders, such Holder (together with its affiliates) holds less than 1% of the Company’s outstanding Common Stock (treating all shares of preferred stock on an as converted basis), the Company has completed its Initial Offering and all shares of Common Stock of the Company issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period.

“Registration Expenses” means all expenses incurred by the Company in complying with Section 8.01, Section 8.02 and Section 8.03 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders up to a maximum of $30,000, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

“Regulatory Allocations” means those allocations of items of Company income, gain, loss or deduction set forth on Exhibit C and designed to enable the Company to comply with the alternate test for economic effect prescribed in Treasury Regulation Section 1.704-1(b)(2)(ii)(d), and the safe-harbor rules for allocations attributable to nonrecourse liabilities prescribed in Treasury regulation Section 1.704-2.

“Related Party” means (i) with respect to a Person that is a natural person, (a) each other member of such natural person’s Family (as defined below); (b) any Person that is directly or indirectly Controlled by any one or more members of such natural person’s Family; (c) any Person in which such natural person or members of such natural person’s Family hold (individually or in the aggregate) a Material Interest (as defined below); and (d) any Person with respect to which one or more members of such natural person’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and (ii) with respect to a Person other than a natural person, (a) any Affiliate of a Person that serves as a director, officer, partner, executor or trustee of such specified Person; (b) any Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (c) any Person for which such specified Person serves as a general partner or a trustee (or in a similar capacity) or (d) any Person in whom such specified Person has a Material Interest. For purposes of this definition (a) the “Family” of an individual includes: (i) the individual; (ii) the individual’s spouse; (iii) any other natural Person who is part of such individual’s immediate family; and (iv) any other natural Person who resides with such individual and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

“Reply Notice” has the meaning set forth in Section 10.03(b).

“Restricted Period” has the meaning set forth in Section 8.12(a).

“Sale Notice” has the meaning set forth in Section 10.06(a).

“ScanTech Directors” has the meaning set forth in Section 7.02(a).

“ScanTech Entities” has the meaning set forth in Section 11.01(a).

“ScanTech Holdings” has the meaning set forth in the preamble.

“ScanTech Holdings Offer” has the meaning set forth in Section 10.06(b).

“ScanTech Security” has the meaning set forth in the recitals.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and, except as set forth in the definition of “Registration Expenses” above, all fees and reimbursement of one counsel for the Holders

“Selling Member” has the meaning set forth in Section 10.04(a).

“Senior Executive” has the meaning set forth in Section 7.03(a).

“Shares” means (i) the shares of authorized capital stock of the Company issuable upon the conversion of the Company from a limited liability company into a corporation, (ii) the shares of authorized capital stock of any successor of the Company (by way of merger, share exchange or otherwise) organized for purposes of an Initial Offering of such successor, (iii) the shares of authorized capital stock of any parent corporation of the Company organized for purposes of an Initial Offering of such corporation, (iv) any securities into which such shares of capital stock shall have been changed, including in an Initial Offering or (v) any securities resulting from any reclassification or recapitalization of such shares of capital stock for purposes of an Initial Offering.

“Special Registration Statement” means (i) a registration statement relating to any employee benefit plan or (ii) a registration statement related to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration statement related to the offer and sale of debt securities or the stock issuable upon conversion thereof.

“Subsidiary” means, for any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interest or economic interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled by the parent or one or more Subsidiaries of the parent.

“Suspension Period” has the meaning set forth in Section 8.05(a).

“Tag-Along Buyer” has the meaning as set forth in Section 10.04(a).

“Tag-Along Notice” has the meaning set forth in Section 10.04(a).

“Tax” means any U.S. Federal, state, local or foreign tax or other governmental charge, fee, levy or assessment of whatever kind or nature, including all U.S. Federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, transfer, back-up withholding, turnover, net asset, capital gains, value added, estimated, ad valorem, payroll and employee withholding, stamp, customs, occupation or similar taxes, and any social charges or contributions together with any interest, additions, or penalties with respect to these Taxes and any interest in respect of any additions or penalties.

“Tax Distribution” has the meaning set forth in Section 6.02(a).

“Tax Estimation Period” means each of the periods consisting of the following months: (i) January, February and March, (ii) April and May, (iii) June, July and August, and (iv) September, October, November and December, of each year during the term of the Company, or other periods for which estimates of individual or corporate Federal income tax liability are required to be made under the Code.

“Tax Proceeding” shall have the meaning set forth in Section 9.03(a).

“Tax Return” shall have the meaning set forth in Section 9.03(a).

“Transfer” means, with respect to any Membership Unit, any direct or indirect sale, transfer, pledge or other disposition of such Membership Unit (or such other equity interest), including any disposition of the economic or other risk of ownership through hedging transactions or derivatives involving such Membership Unit (or such other equity interest).

“Transferee” has the meaning set forth in Section 10.01(a).

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time

(including corresponding provisions of succeeding regulations).

“Unpaid Liquidation Preference” means, as of any date, any Liquidation Preference that has accumulated through such date and has not been paid.

“Unpaid Preferred Return” means, as of any date, any Preferred Return that has accumulated through such date and has not been paid.

“Unrecovered Capital Contribution” means, in respect of any Member and as of any date, the excess, if any, of (i) the sum of the Capital Contributions made by such Member as of such date over (ii) the sum of the total amount of distributions made in respect of such Member’s Membership Units prior to such date that are a return of capital.

“Violation” has the meaning set forth in Section 8.08(a).

Section 1.02.Interpretation. In this Agreement, unless the contrary intention appears: (a) a reference to an Article, Section or Exhibit is a reference to an Article or Section of, or Exhibit to, this Agreement and references to this Agreement include any recital in and Exhibit to, this Agreement; (b) the Exhibits form an integral part of and are hereby incorporated by reference into this Agreement; (c) headings and the Table of Contents are inserted for convenience only and shall not affect the construction or interpretation of this Agreement; (d) unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine and vice versa; (e) any agreement referred to herein shall mean such agreement as amended, supplemented and modified as of the date hereof, or thereafter, to the extent permitted by the applicable provisions thereof and, if applicable hereof, shall include all annexes, exhibits, schedules and other documents or agreements attached thereto; (f) the words hereof, herein, hereinabove, and words of similar meanings shall refer to this Agreement as a whole and not to any particular Article, Section or paragraph; and (g) the words “include”, “includes” and “including” are not limiting.

ARTICLE II

INTRODUCTORY PROVISIONS

Section 2.01.Name; Formation; Filings. The name of the Company shall be “ScanTech Identification Beam Systems, LLC”, and all Company business shall be conducted in such name or such other names that comply with Applicable Law as the Managing Members may select from time to time.

Section 2.02.Offices; Registered Office and Agent.

(a)The Company’s principal office shall be located at 1735 Enterprise Drive, Buford, GA 30518. The Company may locate its principal office at any other place or places as the Managing Members may from time to time deem necessary or advisable.

(b)The address of the registered office and the name of the registered agent of the Company shall be c/o Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

Section 2.03.Duration. The Company shall continue in existence until a Certificate of Cancellation is filed with the Secretary of State of the State of Delaware as provided in the Act, unless the Company is earlier dissolved in accordance with the provisions of this Agreement.

Section 2.04.Limited Purpose and Authority.

(a)The purpose of the Company shall be to engage in the following activities directly or indirectly, including through one or more Subsidiaries or through third-party arrangements, anywhere in the world: designing, developing and manufacturing non-intrusive inspection systems for security applications (including terrorism detection and prevention) and related purposes, and providing services and other activities related thereto (the “Business”).

(b)Subject to the terms, conditions and limitations of this Agreement, the Company shall have the power and authority to do all such other acts and things as may be necessary, desirable, expedient, convenient for, or incidental to the furtherance and accomplishment of the foregoing purpose.

Section 2.05.No State Law Partnership; No Concerted Action.

(a)Notwithstanding the provisions of Article IX, the Members intend that the Company shall not be a partnership (including a general partnership or a limited partnership) or joint venture and that no Member shall be a partner or joint venturer of any other Member with respect to the business of the Company for any purposes other than U.S. Federal, state and local Tax purposes, and this Agreement shall not be construed to suggest otherwise.

(b)Each Member hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights hereunder, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer or partner of, any other Member. Other than in respect of the Company, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, organized group of persons, whether incorporated or not, among or involving any Member or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth herein. Nothing contained in this Agreement shall be construed as creating any fiduciary relationship of any nature between any Member and any other Member.

Section 2.06.Lack of Authority of Members. Except as expressly set forth herein, the Members shall not have the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures, debts, liabilities or obligations on behalf of the Company.

Section 2.07.No Personal Liability of Members. Except as provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

ARTICLE III

MEMBERSHIP UNITS; ADDITIONAL MEMBERS

Section 3.01.Membership Units.

(a)Each Member shall have membership interests in the Company. Exhibit A hereto sets forth the type and number of Membership Units owned by each Member as well as such Member’s Percentage Interest and / or rights as of the Effective Date.

(b)Only one Unit of the Series P Membership Units may be outstanding at any time.  Except as otherwise provided herein, the Holder of the Series P Membership Units will not be entitled to vote on, or consent to, any matter reserved for vote, or presented for vote, of the Members.  Within two (2) business days following the consummation of the Business Combination, the Company shall cause PubCo (as defined below) to effectuate the issuance of 1,187,500 shares of common stock of ScanTech AI Systems Inc., a Delaware corporation (“PubCo” or “STAI”) upon the automatic exchange of the Series P Membership Units.  This exchange shall not require any action on the part of the Series P Membership Unit holder.

(c)The Membership Units may be evidenced by certificate(s) of membership interests bearing the legend set forth in Section 10.01(e), indicating the type and number of Membership Units and the name of the owner of such Membership Units.

(d)The Membership Units and corresponding Percentage Interests of the Members shall be adjusted from time to time to reflect (i) the Transfer by a Member of its Membership Units in accordance with Article X, (ii) the admission of a new Member in accordance with Section 3.02, and (iii) such other events as otherwise may give rise to a change in the Members’ ownership of their respective Membership Units under this Agreement. Upon any change in a Member’s Membership Units and corresponding Percentage Interest, the Managing Members shall amend Exhibit A to properly reflect such change.

Section 3.02.Additional Members. After the Effective Date, a Person may be admitted to the Company as a Member subject to the restrictions on Transfers of Membership Units in Article X and the restriction on issuances of new membership interests in the Company in Section 7.05.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.01.Capital Contributions. Except as otherwise provided herein, no Member shall be required to make any additional Capital Contributions to the Company.

Section 4.02.[BLANK]

Section 4.03.Maintenance of Capital Accounts; No Interest.

(a)Separate Capital Accounts shall be maintained for each Member pursuant to Section 9.02.

(b)Except as otherwise provided herein, no interest shall be paid to any Member in respect of its Capital Account balance.

(c)In the event all or any portion of a Membership Unit is transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the portion of the Membership Unit so Transferred.

(d)An Unrecovered Capital Contribution or an Unrecovered Preferred Return shall not be a liability of the Company or any Member, and no Member shall be required to contribute or to lend any cash or assets to the Company to enable the Company to return any Member’s Unrecovered Capital Contribution or Unrecovered Preferred Return.

ARTICLE V

BOOKS AND RECORDS

Section 5.01.Books and Records. The Managing Members shall cause to be performed all general and administrative services on behalf of the Company in order to assure that complete and accurate books and records of the Company are maintained at such place designated by the Managing Members showing the names, addresses and respective Membership Units with corresponding Percentage Interests of the relevant Members, all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s respective business and affairs.

Section 5.02.Fiscal Year; Accounting Method. The fiscal year of the Company for financial reporting purposes shall be the Fiscal Year. The taxable year of the Company shall also be the Fiscal Year. The Company shall report its income for Tax purposes on the accrual method of accounting.

Section 5.03.Bank Accounts. All funds of the Company will be deposited in its name in an account or accounts maintained with such bank or banks selected by the Company. The funds of the Company shall not be commingled with the funds of any Member. Checks will be drawn upon the Company account or accounts only for the purposes of the Company and shall be signed by one or more authorized Officers of the Company.

Section 5.04.Company Information.

(a)The Company agrees to deliver to NACS, ScanTech Holdings and each Member whose Percentage Interest is ten percent (10%) or above, in the case of NACS or ScanTech Holdings, for so long as it owns any Membership Units and, in the case of any such Member whose Percentage Interest is ten percent (10%) or above, for so long as such Member owns fifty percent (50%) of the Membership Units issued to it at the Initial Closing or such closing at which such Member’s Percentage Interest exceeded ten percent (10%):\

(i)within 10 days after the end of each fiscal month of each fiscal quarter, unaudited monthly consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries prepared in accordance with GAAP and a comparison of such financial statements against the Company’s operating plan;

(ii)within 30 days after the end of each fiscal quarter of each Fiscal Year, unaudited quarterly consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries prepared in accordance with GAAP;

(iii)within 60 days after the end of each Fiscal Year, audited annual consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries prepared in accordance with GAAP, accompanied by a management letter discussing the revenues and operations of the Company for such Fiscal Year and audited by an independent nationally recognized accounting firm acceptable to all the Members; and

(iv)with reasonable promptness, such other data and information as from time to time may be reasonably requested by such Member; provided that all Members shall be entitled to receive the information specified in clauses (ii) and (iii) above.

(b)The Company shall afford, and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors, counsel and agents to afford, NACS, ScanTech Holdings and each Member whose Percentage Interest is ten percent (10%) or above (and their respective employees and agents) reasonable access during regular business hours to the Company’s and its Subsidiaries’ respective officers, directors, employees, auditors, counsel and agents and to all of the Company’s respective properties, books and records, and shall furnish (including the right to copy) such Member (and their respective employees and agents) with all financial, operating and other data and information as such Member may reasonably request.

(c)Notwithstanding anything to the contrary in this Agreement, unless expressly otherwise permitted by the Managing Members in its sole discretion, no holder of Membership Units shall be entitled to obtain any information regarding the Company deemed sensitive by the Managing Members in its sole discretion, including information about any holder of Membership Units or major transaction (including a sale of the company), any material contracts, financial information or financial statements, any other Member’s subscription agreement or any material agreement, including any amendments or restatements or other further iterations of such agreement.

ARTICLE VI

DISTRIBUTIONS; CONVERSIONS; REDEMPTIONS

Section 6.01.Priority of Distributions.: Any amounts designated by the Managing Members for distribution shall be distributed to each Member according to its Proportionate Share.

Section 6.02.Tax Distributions.

(a)Notwithstanding anything to the contrary, the Managing Members may, in its sole discretion, cause the Company to distribute to each Member each year, within 15 days following the end of each Tax Estimation Period, cash in an amount equal to (A) the Member’s allocable share of the excess, if any, of (i) the Company’s Adjusted Taxable Income computed through the end of the Tax Estimation Period in question over (ii) the Company’s Adjusted Taxable Income computed through the end of the immediately preceding Tax Estimation Period (but in no event less than the greater of zero or the Company’s greatest amount of positive Adjusted Taxable Income as of the end of any preceding Tax Estimation Period) reduced by the amount of any prior losses of the Company not previously taken into account hereunder, multiplied by (B) the maximum combined Federal, New York State and New York City income tax rates potentially applicable to such Member in respect of such income and gain (taking into account its character and taking into account the deductibility of state and local income taxes for Federal income Tax purposes) (a “Tax Distribution”). All Tax Distributions to a Member pursuant to this Section 6.02(a) shall be treated as advances of, and shall be offset against, amounts otherwise distributable to such Member under Section 6.01 and Article XII.

(b)The aggregate amount of Tax Distributions pursuant to Section 6.02(a) (with respect to each Tax Estimation Period) shall be limited to the amount of Net Available Cash at the time of the distributions and, in the event that the amount of Net Available Cash is less than the aggregate amount to be distributed in accordance with Section 6.02(a), the amount of Net Available Cash shall be distributed to the Members entitled to a such a distribution in proportion to the amount that would have been distributable to them in accordance with Section 6.02(a), provided that any shortfall shall be distributed as soon as possible out of future Net Available Cash.

Section 6.03.Limitations on Distribution. Notwithstanding any provisions herein to the contrary, the Company shall not make a distribution to any Member if such distribution would violate the Act.

Section 6.04.Withheld Taxes. Any amount that the Company is required to withhold and deposit with any Governmental Authority with respect to any U.S. Federal, state or local Tax liability of a Member, including any withholding pursuant to Section 1441, 1442, 1445 or 1446 of the Code, shall be treated as an amount distributed to such Member and shall reduce, dollar for dollar, any distribution that would otherwise be made to such Member pursuant to Section 6.01 for that or any subsequent period. Any amounts withheld with respect to any payment or allocation by the Company to the Members prior to the date that such Member would otherwise have received the distribution of such amounts, shall be treated as a loan by the Company to such Member, which loan shall be subject to interest at a rate equal to SOFR.

ARTICLE VII

MANAGEMENT

Section 7.01.General.

(a)Except as expressly required by this Agreement and by non-waivable provisions of Applicable Law where approval by a Member or Members is mandated, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, two Managing Members (the “Managing Members”) and (ii) the Managing Members may make all decisions and take all actions for the Company not otherwise provided for in this Agreement. The Directors shall be the managers of the Company within the meaning of Section 18-101(10) of the Act. The Managing Members must act as a board, and no individual Director, as such, shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, the Company unless expressly authorized to do so by action taken by the Managing Members in accordance with this Agreement.

(b)For situations where this Agreement or non-waivable provisions of Applicable Law require approval of the Members, the Members shall vote as a single class.

Section 7.02.The Managing Members. There shall be two Managing Members. The Managing Members following the Effective Date shall be Dolan Falconer and John Redmond.

Section 7.03.Officers.

(a)The initial officers of the Company (each, a “Senior Executive”) shall be appointed by resolution of the Managing Members. The Senior Executives shall have the responsibility for managing the day-to-day business operations and affairs of the Company and its Subsidiaries and supervising the Other Officers of the Company and its Subsidiaries, subject to the direction, supervision and control of the Managing Members. The Senior Executives shall have such other powers and perform such other duties as usually pertain to their respective offices, as applicable, and as from time to time may be assigned to him by the Managing Members. Each Senior Executive may, from time to time, delegate such of the Senior Executive’s powers and authority to such officers, employees and other agents of the Company and its Subsidiaries as such Senior Executive shall deem appropriate.

(b)The Managing Members may, from time to time, designate one or more persons to be officers of the Company and its Subsidiaries other than the Senior Executives (the “Other Officers” and, together with the Senior Executives, the “Officers”). The Other Officers so designated shall have such authority and perform such duties as the Managing Members may, from time to time, delegate to them.

(c)Each Officer shall serve until the earlier of his death, disability, resignation or removal by the Managing Members or appointment of a successor. Any vacancy occurring in the office of any Officer may be filled by the Managing Members.

Section 7.04.Indemnification of Directors and Officers.

(a)The Company shall indemnify and hold harmless, to the fullest extent permitted by Applicable Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether brought by or on behalf of the Company by reason of the fact that such person is or was a Director or an Officer of the Company (each, an “Indemnitee”), against reasonable and documented expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding; provided, however, no Indemnitee shall be entitled to indemnification under this Section 7.04(a) if his actions were in bad faith, were not done with the reasonable belief that such actions were in the best interests of the Company or were a criminal act.

(b)The Company shall pay or reimburse reasonable and documented expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil, criminal, administrative or investigative action, suit or proceeding brought by a party (other than a direct action by the Company) against the Indemnitee in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section 7.04.

(c)Notwithstanding any other provision of this Section 7.04, the Company shall pay or reimburse reasonable and documented expenses (including attorneys’ fees) incurred by an

Indemnitee in connection with such Indemnitee’s appearance as a witness or other participant on behalf of the Company in a proceeding involving or affecting the Company at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

(d)The right of indemnification and reimbursement provided in this Section 7.04 shall be in addition to any rights to which an Indemnitee may otherwise be entitled and shall inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each Indemnitee.

(e)The rights to indemnification and reimbursement provided for in this Section 7.04 may be satisfied only out of the assets of the Company, and none of the Members shall be personally liable for any claim for indemnification or reimbursement under this Section 7.04.

Section 7.05.Matters Requiring Approval of the Managing Members. Each of the following actions shall be approved by a majority vote of the Managing Members:

(i)any merger, consolidation, reorganization, recapitalization or similar business combination or creation of any new Subsidiary;

(ii)the payment of any distribution, other than distributions of the Preferred Return and distributions pursuant to Section 6.02;

(iii)an Initial Public Offering;

(iv)any change to the size, composition or powers of the Managing Members or any committee thereof;

(v)the determination of significant regulatory issues or litigation, including, without limitation, any decision to initiate, forego or settle any material litigation or arbitration, or the entering into discussions, or negotiations, with any Governmental Authority in connection with any investigation, proceedings or threatened investigation or proceedings, or any material inquiry;

(vi)any bankruptcy, suspension of payments, assignment to creditors or any similar event or action of the Company or any of its Subsidiaries;

(vii)any liquidation, dissolution or winding up of the Company;

(viii)the appointment and/or removal of independent auditors or any material change in accounting policies and principles or internal control procedures;

(ix)the retention of any investment bank or similar financial advisor on behalf of the Company or any of its Subsidiaries;

(x)the issuance of equity securities (or any securities or other obligations convertible into or exchangeable for, or carrying rights equivalent to, equity securities) other than Membership Units not exceeding fifteen percent (15%) of the Percentage Interests in the aggregate;

(xi)the incurrence, assumption or guarantee of any debt other than equipment leases or bank lines of credit contemplated by the then current budget, or the incurrence of any liens in respect of any debt of the Company;

(xii)any equity re-purchase (or “buybacks”) of the equity interests in the Company (except as otherwise provided in this Agreement) or the adoption of any share re-purchase (or “buyback”) plan;

(xiii)any transaction or agreement between the Company’s Officers, Directors or Members (excluding NACS) or any Related Party of the foregoing, on one hand, and the Company or any of its Affiliates (excluding the Company’s Officers and Directors and the Members), on the other hand;

(xiv)any action that would, or could reasonably be expected to, have material adverse tax consequences for NACS or its Affiliates or material adverse regulatory consequences for NACS or its Affiliates, or any action that would, or could reasonably be expected to, have material adverse tax consequences for ScanTech Holdings or its Affiliates or material adverse regulatory consequences for ScanTech Holdings or its Affiliates;

(xv)any action that would, or could reasonably be expected to, have an adverse effect on the reputation of NACS, ScanTech Holdings or their respective Affiliates;

(xvi)the creation of an equity incentive, profit sharing or bonus pool compensation plan and any distributions thereunder other than the EIP and any amendments thereto;

(xvii)the appointment or removal of any Senior Executive;

(xviii)any action with respect to Tax matters (other than those assigned to the Tax matters partner by Section 6231(a)(7) of the Code) as may from time to time be required or advisable under the Treasury Regulations or other provisions of Applicable Law, including without limitation the making and filing of any Tax returns or elections for U.S. Federal, state, local and foreign Tax purposes;

(xix)any amendment to the Certificate of Formation of the Company;

(xx)any action that adversely alters or changes the rights, preferences or privileges inherent in the Membership Units (including any increase in the authorized number of Membership Units or the creation of any series of Membership Units);

(xxi)any change in the Company and its Subsidiaries’ line of Business or otherwise any engagement in activities outside the scope of the Business;

(xxii)the appointment by the Company of its designee to the Board of Managers of IP Holdco; and

(xxiii)any amendment, modification or termination of, or waiver of any rights under, the License Agreement between the Company and IP Holdco.

Section 7.06.Matters Requiring Approval of NACS. As long as NACS continues to hold at least fifty percent (50%) of the Membership Units it holds as of the Effective Date, each of the following actions shall be approved by NACS before the Company or any of its Subsidiaries may take, or commit to take, any such action:

(i)any amendment of this Agreement, except for any amendment necessary to effect any action permitted to be taken by ScanTech Holdings under this Agreement or the Investment Agreement;

(ii)the issuance of any series or class of equity interests or securities convertible into any equity interests, or approval of any capital call, except for issuances of equity interests or securities convertible into any equity interests in each case in accordance with Section 11.03;

(iii)any merger, consolidation or similar business combination involving the Company or any material Subsidiary of the Company;

(iv)the disposition, sale or transfer of all or substantially all of the assets of the Company in one or more related transactions;

(v)the voluntary liquidation, dissolution or winding up of the Company

(vi)any recapitalization, reorganization or similar transaction of the Company

(vii)the incurrence, assumption, guaranty or refinancing of debt, or incurrence of liens securing obligations, in excess of $15,000,000 in the aggregate outstanding at any time;

(viii)the payment of any cash or non-cash dividends or distributions, except distributions of Net Available Cash in accordance with Article VI;

(ix)the repurchase or redemption of junior or pari pasu classes of equity (other than pursuant to employee benefit plans or equity incentive arrangements) except for repurchases or redemptions of a pro rata share of the interests held by NACS (with respect to pari passu classes of equity) or after the redemption or repurchase of the equity interests held by NACS (with respect to junior classes of equity);

(x)any transaction or agreement (and any amendment thereto) between the Company’s Officers, Directors or Members (excluding NACS) or any Related Party of the foregoing, on the one hand, and the Company or any of its Affiliates (excluding the Company’s Officers, Directors and Members), on the other hand, except transactions otherwise permitted hereunder;

(xi)any approval of a buyer of Sentinel checkpoint systems from the Company as “commercially qualified” for purposes of Section 8(c)(i)(A) of the Investment Agreement;

(xii)any amendment, modification or termination of, or waiver of any rights under, the License Agreement between the Company and IP Holdco.

Any matter that is approved by all of NACS’s designees to the Managing Members shall be deemed approved by NACS for all purposes of these veto rights.

Section 7.07.Approval of Polar Multi-Strategy Master Fund. Contingent on both the Effective Date and the consummation of the Business Combination, this Agreement may not be amended without the prior written approval of Polar Multi-Strategy Master Fund.

Section 7.08.Directors and Officers Insurance. The Company shall have the ability to maintain directors’ and officers’ liability insurance on terms that are customary for nature, scope and size of the Company’s business.

ARTICLE VIII

REGISTRATION RIGHTS

Section 8.01.Demand Registration.

(a)Subject to the conditions of this Section 8.01, if following an Initial Offering the Company shall receive a written request from the Holders of at least 20% of the Registrable Securities or Polar Multi-Strategy Master Fund (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of all or part of the Registrable Securities then outstanding, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 8.01, use its best efforts to effect, as expeditiously as reasonably possible and in any event not later than 60 days after receipt of such notice (subject to the Company’s right to delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement pursuant to Section 8.05), the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.

(b)If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 8.01 or any request pursuant to Section 8.03and the Company shall include such information in the written notice referred to in Section 8.01(a) or Section 8.03(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 8.01 or Section 8.03, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration; and provided further that if less than seventy five (75%) of the Registrable Securities covered by the request of the Initiating Holders is included in the underwriting, the registration shall not qualify as a demand registration pursuant to this Section 8.01. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)The Company shall not be required to effect a registration pursuant to this Section 8.01:

(i)after the Company has effected three (3) registrations pursuant to this Section 8.01, and such registrations have been declared or ordered effective;

(ii)during the one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering; or

(iii)in the case of the Initial Offering, if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 8.01 (a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for its Initial Offering within ninety (90) days.

Section 8.02.Piggyback Registration.

The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein

(a)Underwriting. If the registration statement under which the Company gives notice under this Section 8.02 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 8.02 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by such Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration without the written consent of holders of a majority of the Registrable Securities then outstanding, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. In no event will shares of any other selling stockholder be included in such registration without the written consent of NACS if such inclusion would reduce the number of shares that may be included by Holders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)Right to Termination Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 8.02 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 8.04 hereof.

Section 8.03.Form S-3 Registration.

In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 8.03;

(i)if Form S-3 is not available for such offering by the Holders, or

(ii)if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than five hundred thousand dollars ($500,000), or

(iii)if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 8.03, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement provided that such Holders were permitted to register such shares as requested to be registered pursuant to Section 8.02 hereof without reduction by the underwriter thereof, or

(iv)if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 8.03; provided, that such right to delay a request shall be exercised by the Company not more than twice in any consecutive twelve (12) month period.

(c)Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 8.03 shall not be counted as demands for registration or registrations effected pursuant to Section 8.01.

Section 8.04.Expenses of Registration.

Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 8.01or any registration under Section 8.02 or Section 8.03 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 8.01 or Section 8.03, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) NACS agrees to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 8.01(c) or Section 8.03(b)(iv), as applicable, to undertake any subsequent registration, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the Holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 8.01(c) or Section 8.03(b)(iv), as applicable, to undertake any subsequent registration.

Section 8.05.Obligations of the Company.

Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. In no event shall any Suspension Period, when taken together with all prior Suspension Periods, exceed 120 days in the aggregate. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b)Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c)Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use all reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)Use all reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

Section 8.06.Termination of Registration Rights.

All registration rights granted under this Article VIII shall terminate and be of no further force and effect upon the later of (a) five (5) years after the date of the Company’s Initial Offering and (b) such date that all Holders are able to dispose of all of their Registrable Securities within a 90 day period under Rule 144 (whether or not applicable).

Section 8.07.Delay of Registration; Furnishing Information.

(a)No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article VIII.

(b)It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 8.01, Section 8.02 or Section 8.03 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c)The Company shall have no obligation with respect to any registration requested pursuant to Section 8.01 or Section 8.03 if, due to the operation of subsection 8.01(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 8.01 or Section 8.03, whichever is applicable.

Section 8.08.Indemnification.

In the event any Registrable Securities are included in a registration statement under Section 8.01, Section 8.02 or Section 8.03:

(a)To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 8.08(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b)To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Holder of the Securities Act, the Exchange Act or any state securities law (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 8.08(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 8.08 exceed the net proceeds from the offering received by such Holder.

(c)Promptly after receipt by an indemnified party under this Section 8.08 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8.08, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 8.08 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 8.08.

(d)If the indemnification provided for in this Section 8.08 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e)The obligations of the Company and Holders under this Section 8.08 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 8.08 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation

Section 8.09.Assignment of Registration Rights.

The rights to cause the Company to register Registrable Securities pursuant to this Article VIII may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, affiliated fund of a Holder, (b) is a Holder’s family member or trust, limited partnership or limited liability company for the benefit of an individual Holder, (c) acquires at least 5% of the Company’s then-outstanding Registrable Securities; or (d) is an entity affiliated by common control (or other related entity) with such Holder; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

Section 8.10.Amendment of Registration Rights.

Any provision of this Article VIII may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and NACS. Any amendment or waiver effected in accordance with this Section 8.10 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Article VIII, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

Section 8.11.Limitation on Subsequent Registration Rights.

After the date of this Agreement, the Company shall not, without the prior written consent of NACS, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights on a parity with or senior to those granted to the Holders hereunder, other than the right to a Special Registration Statement.

Section 8.12.“Market Stand-Off” Agreement.

(a)Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration or purchased after the Initial Offering) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days (or such longer period, not to exceed 34 days after the expiration of the 180-day period, as the underwriters of the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rules or regulations) following the effective date of a registration statement of the Company filed under the Securities Act (the “Restricted Period”); provided that:

(i)such agreement shall apply only to the Company’s Initial Offering; and

(ii)all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements.

(b)The Company covenants that it will require all future holders of its capital stock (including holders of options or other convertible securities to purchase capital stock of the Company) to enter into a market stand-off agreement on terms comparable to those set forth in Section 8.12(a) above.

Section 8.13.Agreement to Furnish Information.

Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 8.12 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 8.12 and this Section 8.13 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of the Restricted Period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Section 8.12 and Section 8.13. The underwriters of the Company’s stock are intended third party beneficiaries of Section 8.12 and Section 8.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

ARTICLE IX

TAX MATTERS

Section 9.01.Partnership for Tax Purposes.

The Company will be treated as a partnership for U.S. Federal income tax and state income tax purposes, effective from the Effective Date, and neither the Company nor any Member shall take any action or position that is inconsistent with such classification. The Subsidiaries wholly owned by the Company will be treated as disregarded entities for U.S. Federal income tax and state income tax purposes.

Section 9.02.Capital Accounts.

The Company shall maintain, for U.S. Federal, state and local income Tax purposes, Capital Accounts for the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv), including, without limitation, the “minimum gain chargeback” provisions of Regulation Section 1.704-2(f) and the “qualified income offset” provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and such other rules as set forth in Exhibit C hereto. Subject to the foregoing, all items of Profit and Loss shall be allocated among the Capital Accounts of the Members in a manner such that the ending Capital Account of each Member, after giving effect to such allocations, is, as nearly as possible, equal to the amount of the distributions that would be made to such Member pursuant to Articles VI and XII if (i) the Company were dissolved and terminated at the end of the Fiscal Year, (ii) its affairs wound up and each asset on hand at the end of the Fiscal Year were sold for cash equal to its book value as determined under Treasury Regulation Section 1.704-1(b), (iii) all liabilities of the Company were satisfied (limited with respect to each nonrecourse liability to the book value determined under Treasury Regulation Section 1.704-1(b) of the assets securing such liability), and (iv) the net assets of the Company were distributed to the Members in accordance with Articles VI and XII. For U.S. Federal, state and local income Tax purposes, items of Profit and Loss shall be allocated to the Members in accordance with the allocations of the corresponding items for capital account purposes, except that items with respect to which there is a difference between Tax basis and book value will be allocated in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder using the method specified in Treasury Regulation Section 1.704-3(c) (traditional method with curative allocations).

Section 9.03.Tax Returns and Information.

(a)The Managing Members shall cause to be prepared by an independent nationally recognized accounting firm approved by NACS at the expense of the Company and shall timely file or cause to be filed all required and necessary Tax or information returns and all other filings for the Company (“Tax Returns”), prepared in accordance with Applicable Law.

(b)The Managing Members shall cause, at the expense of the Company, to be provided to each Member, no later than sixty (60) days after the end of the Company’s taxable year, a good faith estimate of the amounts to be shown on the Tax Return of the Company (and any direct or indirect Subsidiary of the Company to the extent such information is reasonably required by such Member (or by a holder of a direct or indirect interest therein) in order to properly comply with its Tax filing requirements) and shall cause to be provided to each Member all other information as may be reasonably requested by such Member in order to enable such Member (or the holder of a direct or indirect interest therein) to comply with its Tax obligations, including without limitation copies of notices from Tax authorities and other Tax-related information received by the Company.

(c)The Managing Members shall promptly notify each of the Members of any pending or threatened audit, examination, contest, litigation or other proceedings by or against any Tax authority (a “Tax Proceeding”) in respect of the Company or any of its Subsidiaries and shall provide each of the Members with timely and reasonably detailed accounts of developments in each such Tax Proceeding. At their election and at their own cost and expense, each of the Members shall be entitled to participate in such Tax Proceeding.

Section 9.04.Tax Matters Partner and Elections.

All of the Members hereby specifically agree and consent that NACS may, on behalf of the Company, at any time, and without further notice to or consent from any Member, subject to the provisions of this Article IX, act as the tax matters partner within the meaning of Section 6231(a)(7) of the Code for U.S. Federal income, state or local Tax purposes and exercise any authority permitted to the tax matters partner under such Code section and the accompanying Treasury Regulations, and take whatever steps NACS, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms and documents with the IRS.

Section 9.05.Consistent Tax Treatment.

The Members are aware of the income Tax consequences of the allocations made by this Agreement and the provisions of the Code and Treasury Regulations that are incorporated herein by reference thereto and hereby agree to be bound by and utilize those allocations as reflected on the information returns of the Company in reporting their shares of Company income and loss for income tax purposes. Each Member agrees to report its distributive share of Company items of income, gain, loss, deduction and credit on its separate return in a manner consistent with the reporting of such items to it by the Company.

Section 9.06.Section 754 Election. Notwithstanding anything to the contrary herein, the Company shall make a Section 754 election at the request of any Member.

ARTICLE X

TRANSFER OF MEMBERSHIP UNITS; WITHDRAWALS

Section 10.01.Restrictions Applicable to All Transfers by the Members.

(a)Each Member agrees with each other Member and the Company that such Member shall not Transfer to any Person (a “Transferee”) all or any portion of its Membership Units except as hereinafter expressly permitted in this Article X (each such permitted Transfer, a “Permitted Transfer”). Any purported Transfer of Membership Units other than a Permitted Transfer shall be null and void.

(b)No Member shall Transfer any of its Membership Units at any time if such action would:

(i)constitute a violation of any Applicable Laws of any jurisdiction or a breach of the conditions to any exemption from registration of securities under any Applicable Laws;

(ii)affect the Company’s existence or qualification as a limited liability company under the Act or any other Applicable Law that is or might be applicable to the Company; or

(iii)jeopardize the classification of the Company as a partnership under U.S.

Federal income Tax principles.

(c)Each Transferee of Membership Units shall execute and deliver a counterpart of this Agreement. Each such Transferee of Membership Units shall thereafter be deemed to be a Member hereunder and shall have the benefit of, and be subject to, all of the rights, obligations and limitations with respect to such Transferred Membership Units (including the restrictions on Transfers set forth in this Article X) to the same extent as the transferring Member under this Agreement; provided, that in the event of a Transfer by a Member to an Affiliate, such Member shall not be relieved of its obligations hereunder.

(d)Any Transfer of Membership Units hereunder shall not release the transferring Member from any liability or obligation it may have hereunder with respect to liabilities and obligations incurred prior to the date of such Transfer or with respect to Membership Units that it continues to own after the date of such Transfer.

(e)Each certificate, if any, shall state that the Company is a limited liability company formed under the laws of the State of Delaware, the name of the Member to whom such certificate is issued and that such certificate represents an interest in the Company within the meaning of §18-702(c) of the Act. The Company hereby irrevocably elects that each interest in the Company shall constitute a “security” within the meaning of Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the States of Delaware and New York. Each such certificate evidencing any Membership Units owned by any Member on the Effective Date, or hereafter acquired by any Member, shall contain the following restrictive legend:

THE SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC, DATED AS OF AUGUST 14, 2013, COPIES OF WHICH ARE ON FILE WITH THE ISSUER OF THIS CERTIFICATE. NO SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF THE AFORESAID THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT SHALL HAVE BEEN COMPLIED WITH IN FULL.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION; AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND OTHER APPLICABLE SECURITIES LAWS OR IN EACH CASE AN EXEMPTION THEREFROM.

EACH INTEREST IN THE COMPANY EVIDENCED BY THIS CERTIFICATE SHALL CONSTITUTE A “SECURITY” WITHIN THE MEANING OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE (INCLUDING Section 8-102(A)(15) THEREOF) AS IN EFFECT FROM TIME TO TIME IN THE STATES OF DELAWARE AND NEW YORK.

In the event the requirement that all or any part of the restrictive legend above be placed upon a certificate has terminated, or in the event that the Managing Members determines it is advisable to remove, replace or modify such restrictive legend (based on the advice of competent outside legal counsel), the Company shall provide each Member and any other Person that owns any such securities, at its request, without any expense (other than applicable transfer Taxes and similar governmental charges, if any), with new certificates, if any, for such securities of like tenor either (i) not bearing the legend with respect to which the restriction has ceased and terminated and/or (ii) bearing such additional and/or modified restrictive legends as the Managing Members determines advisable based on the above-mentioned legal advice.

(f)Each Transferee of Membership Units by executing and delivering a counterpart of this Agreement in accordance with Section 10.01(c) shall be deemed to have made the following representations and warranties as a Member as of the date of such execution and delivery.

(i)EACH MEMBER HEREBY REPRESENTS AND WARRANTS TO THE COMPANY THAT: (i) THE MEMBERSHIP UNIT OF THE MEMBER IS BEING ACQUIRED FOR INVESTMENT PURPOSES ONLY FOR ITS OWN ACCOUNT AND NOT WITH A VIEW TO OR IN CONNECTION WITH ANY DISTRIBUTION, OFFER, RESALE, OR OTHER DISPOSITION NOT IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER (THE “SECURITIES ACT”) AND APPLICABLE STATE SECURITIES LAWS; (ii) THE MEMBER IS AWARE THAT IT MUST BEAR THE ECONOMIC RISK OF ITS INVESTMENT IN THE COMPANY FOR AN INDEFINITE PERIOD OF TIME BECAUSE MEMBERSHIP UNITS IN THE COMPANY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND, THEREFORE, CANNOT BE SOLD UNLESS THE MEMBERSHIP UNITS ARE SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS; AND (iii) THE MEMBER IS AWARE THAT THIS AGREEMENT PROVIDES SUBSTANTIAL RESTRICTIONS ON THE ABILITY OF A MEMBER TO SELL, TRANSFER, ASSIGN, MORTGAGE, HYPOTHECATE OR OTHERWISE ENCUMBER ITS MEMBERSHIP UNIT.

(ii)Each Member hereby further represents and warrants to the Company and each other Member that (i) if such Member is a corporation, it is duly organized, validly existing, and in good standing under the laws of its state of incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein); (ii) if such Member is a limited liability company, it is duly organized, validly existing, and (if applicable) in good standing under the law of the state of its organization and is duly qualified and (if applicable) in good standing as a foreign limited liability company in the jurisdiction of its principal place of business (if not organized therein); (iii) if such Member is an individual, such Member is of legal age to execute this Agreement and is legally competent to do so, (iv) if such Member is a partnership, trust, or other entity, it is duly formed, validly existing, and (if applicable) in good standing under the law of the state of its formation, and if required by law is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein); (v) such Member has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by the Managing Members, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken; (vi) such Member has duly executed and delivered this Agreement, (vii) this Agreement constitutes a valid and binding agreement, enforceable against such Member in accordance with its terms; and (viii) such Member’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which such Member is a party or by which it is bound. Each Member has made all filings with, given any notification to, and obtained any authorization from any Governmental Authority that may be necessary to execute and deliver this Agreement and perform its obligations under this Agreement.

Section 10.02.Permitted Transfers.

(a)NACS may Transfer any portion of its Membership Units at any time, subject to the tag-along provisions in Section 10.04. Except as set forth in Section 10.02(b), Section 10.04 and Section 10.05, prior to a Qualified IPO and the expiration of any customary lock-up periods, no Member other than NACS shall be permitted to Transfer any portion of its Membership Units.

(b)All Members shall otherwise comply with Section 10.01 and the following terms and conditions:

(i)such Member and its Transferee must execute, acknowledge, and deliver to the Company such instruments of Transfer and assignment with respect to such Transfer as are in form and substance reasonably satisfactory to the Company, including the execution of this Agreement;

(ii)the Company must determine that the Transfer would not violate Section 10.01(b);

(iii)such Member provides the Company with the notification required by Code §6050K(c)(1); and

(iv)if requested by the Managing Members, such Member delivers to the Company an opinion of reputable counsel that such Transfer will not cause the Company to be treated as a publicly traded partnership for U.S. Federal income tax purposes or would otherwise jeopardize the treatment of the Company as a partnership for U.S. Federal income tax purposes (or such other opinion as reasonably requested by the Managing Members).

(c)In the event the conditions set forth in Section 10.02(a) or Section 10.02(b) above are not satisfied in connection with any Transfer subject thereto, the Company shall not recognize the attempted purchaser, assignee, or transferee for any purpose whatsoever, such Transfer shall be null and void, and the Member attempting such Transfer shall have breached this Agreement for which the Company and the other Members shall have all remedies available for breach of contract. A Transferee shall automatically be admitted as a Member of the Company with respect to the Transferred Membership Units upon consummation of the Transfer in compliance with this Article X.

Section 10.05.Drag-Along Rights.

(a)At any time after thirty (30) months after the Initial Closing and prior to a Qualified IPO, if NACS proposes to Transfer Membership Units owned by it and its Affiliates, in the aggregate, representing not less than fifty percent (50%) of the outstanding Membership Units to any Person that is an unrelated and unaffiliated third party of NACS and its Affiliates (the “Drag-Along Buyer”), NACS may deliver a written notice not later than thirty (30) Business Days prior to the proposed date of consummation of such proposed sale (a “Drag-Along Notice”) to each Member other than NACS and any Affiliate of NACS (each, a “Drag-Along Member”), stating that NACS wishes to exercise its right under this Section 10.05 with respect to such Transfer, and setting forth the name and address of the Drag-Along Buyer, a description of the transaction, the proposed amount and form of the consideration, and all other material terms and conditions offered by the Drag-Along Buyer.

(b)Upon delivery of a Drag-Along Notice, subject to ScanTech Holdings’ right of first offer pursuant to Section 10.06, each Drag-Along Member shall be required to Transfer its proportionate share of its Membership Units to the Drag-Along Buyer, upon the same terms and conditions (including as to price, time of payment and form of consideration) as agreed to by NACS and the Drag-Along Buyer.

(c)Each Member agrees to take all reasonable actions necessary or desirable, consistent with actions taken by NACS, to carry out the purpose of this Section 10.05 and execute all documents reasonably requested by NACS to effect the Transfer to the Drag-Along Buyer; provided that no Member shall be required to make representations and warranties in connection with a Transfer to a Drag-Along Buyer other than customary representations and warranties, on a several and not joint basis, regarding (i) the power and authority of that Member to engage in the Transfer, (ii) the existence of any material violations as a result of such Transfer under any material agreement to which such Member is a party, (iii) the absence of any consents or approvals (other than those which have been obtained), and (iv) that the Member has good and marketable title to its Membership Units, free and clear of all Liens. No Drag-Along Member may be held liable for any gross negligence or fraud of any other Member in respect of their representations, warranties or obligations, and the aggregate amount of liability for each Drag- Along Member in connection with such Transfer shall in no event exceed the gross proceeds for its transferred Membership Units. If the other Members have any indemnification obligations in connection with such Transfer, the terms and conditions of each such Member’s indemnification obligation shall be several and shall not exceed the gross proceeds to such Member in connection with such Transfer. Each Member agrees to pay its pro rata share of the expenses incurred in connection with a Transfer pursuant to this Section 10.05.

(d)If any Drag-Along Member fails to Transfer to the Drag-Along Buyer its Membership Units to be sold pursuant to this Section 10.05, each Member agrees that the Company may cause such Membership Units to be Transferred to the Drag-Along Buyer on the Company’s books in consideration of the purchase price.

Section 10.06.Enforcement of Indemnification Rights.

The Company shall comply with the instructions of NACS in connection with any Transfer of Membership Units in connection with Section 11 of the Investment Agreement and shall treat NACS or its designee as the owner of such Membership Units for all purposes hereunder, in each case without any further action on the part of the Transferring Member.

ARTICLE XI

CERTAIN OBLIGATIONS OF THE COMPANY AND THE MEMBERS

Section 11.01.Other Businesses; Liability and Duties.

(a)Except as otherwise expressly provided herein, including without limitation Section 11.01(g), each of the Managing Members and their affiliates may engage in or possess an interest in any other business venture of any nature or description, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other Person; provided that neither of the Managing Members nor any of their respective affiliates shall disclose, or use for their benefit to the detriment of the Company, any confidential or proprietary information of the Company.

(b)Without limiting the generality of the foregoing, each of the NACS Entities and the ScanTech Entities may invest in, or provide services to, any Person that directly or indirectly competes with the Company or any of its Subsidiaries, and neither the NACS Entities nor the ScanTech Entities will have any obligation to present any business opportunity to the Company or any of its Subsidiaries, even if the opportunity is one that the Company or any Subsidiary of the Company might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and neither the NACS Entities nor the ScanTech Entities shall be liable to the Company or any Subsidiary of the Company or any Member for breach of any fiduciary or other duty (other than violations of the covenant contained in the proviso to Section 11.01(a)), as a Member, Director, or otherwise, solely by reason of the fact that any of the NACS Entities or ScanTech Entities pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company in, or being offered to participate in any such opportunity.

(c)Each Member (for itself and on behalf of the Company) hereby, to the fullest extent permitted by Applicable Law but subject to Section 11.01(d) and Section 11.01(e):

(i)confirms that neither NACS nor ScanTech Holdings has any duty to any other Member or to the Company or any Subsidiary of the Company as a result of this Agreement other than specific covenants and agreements set forth in this Agreement;

(ii)acknowledges and agrees that (A) in the event of any conflict of interest between the Company and any NACS Entity or any ScanTech Entity that may from time to time arise, such NACS Entity or ScanTech Entity may act in its best interest and (B) no such NACS Entity or ScanTech Entity shall be obligated (1) to reveal to the Company or any Subsidiary of the Company confidential information belonging to or relating to the business of such Person or (2) to recommend or take any action in its capacity as a Member or Director thereof, as the case may be, that prefers the interest of the Company or any Subsidiary of the Company over the interest of such Person; and

(iii)waives any claim or cause of action against each NACS Entity and each ScanTech Entity and any officer, employee, agent or Affiliate thereof, that may from time to time arise in respect of a breach by any such Person of any duty or obligation disclaimed under clauses (i) and (ii) of this Section 11.01(c).

(d)The provisions of this Section 11.01, to the extent that they restrict the duties and liabilities of a Member or Director otherwise existing at law or in equity, are agreed by the Members to replace such duties and liabilities of such Member or Director that might otherwise exist but for this Agreement.

(e)The Company, any Subsidiary of the Company and the Members shall have no rights by virtue of this Agreement in and to any other business ventures or the income or profits derived therefrom, and the pursuit of any such venture held or engaged by any NACS Entity.

(f)Management when acting as an officer or director of the Company shall owe the same fiduciary and other duties to the Company and its Members as an officer or director, as the case may be, of a Delaware corporation owes to the corporation and its shareholders.

Section 11.02.Insurance.

The Company shall have the ability to maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, property damage insurance, business interruption insurance and casualty insurance as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses as the Company.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.01.Dissolution. The Company shall be dissolved and its affairs wound up:

(a)at any time there are no Members of the Company unless the business of the Company is continued without dissolution in a manner permitted by the Act; or

(b)upon the entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the Act. Section 12.02. Winding Up.

(a)Upon dissolution pursuant to Section 12.01, the Managing Members, or in the case of dissolution pursuant to Section 12.01(a), NACS, shall proceed as promptly as practicable to wind up the affairs of the Company, and distribute the assets thereof or appoint one or more liquidating trustees to do so; provided, that the assets of the Company shall be liquidated in an orderly and businesslike manner so as not to obtain less than fair value therefor. The appointment of any one or more liquidating trustees may be revoked, or a successor or additional liquidating trustee(s) may be appointed, by the Managing Members.

(b)Upon dissolution pursuant to Section 12.01, all of the Company’s assets, or the proceeds therefrom, shall be distributed in the following order of priority:

(i)first, to creditors of the Company, including any Member in its capacity as creditor, to the extent otherwise permitted by law, in satisfaction of debts, liabilities and obligations of the Company;

(ii)second, to the payment of the expenses of liquidation;

(iii)third, for the setting up of any reserves that the Managing Members or the liquidating trustee(s), as the case may be, may deem reasonably necessary for any contingent, conditional or unmatured claims and obligations of the Company; and

(iv)fourth, the remainder to the holders of Units based on their Proportionate Shares.

(c)Any amount set up as a reserve pursuant to Section 12.02(b)(iii) that is subsequently released shall be distributed to the Members in accordance with clauses (iv) and (v) of Section 12.02(b).

(d)At no time during the term of the Company or upon dissolution or liquidation of the Company shall a Member with a deficit balance in its Capital Account have any obligation to the Company or to the other Members to restore such deficit balance except as may be required by Applicable Law or in respect of any deficit balance resulting from a distribution made in contravention of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.01.Injunctive Relief.

It is hereby agreed and acknowledged that it will be difficult to measure in money the damages that would be suffered if the parties hereto fail to comply with any of the obligations herein imposed on them (and that every such obligation is material) and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations (in addition to remedies at law or damages), and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 13.02.Notices.

All notices, requests, consents, agreements or other communications under this Agreement must be in writing to be effective and will take effect (or be deemed to have been given or delivered, as the case may be): (a) on the Business Day sent, when delivered by hand, or facsimile transmission (with confirmation) during normal business hours of the recipient, (b) on the Business Day following the Business Day of sending, if delivered by internationally recognized overnight courier, in each case, to such party at its address (or number) set forth in Exhibit B or such other address (or number) as the party may specify by notice.

Section 13.03.Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the Members and the Company, and their respective successors and Permitted Transferees. This Agreement is personal to the Members and the Company and no Member nor the Company may assign or Transfer (except in a Permitted Transfer) the rights accruing hereunder nor (except as aforesaid or as permitted by this Agreement) may performance of any duties by any Member or the Company be delegated or assumed by any other Person without the prior written consent of the other Members and the Company. For purposes of this Agreement, any references to a Member shall be deemed to include such Member’s Permitted Transferees. Assignments or delegations made in violation of this Section 13.03 shall be null and void. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto (or their respective successors and permitted assigns) or any indemnified party under Section 7.04, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 13.04.Governing Law; Arbitration.

(a)This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

(b)Any controversy or claim by or between the parties related in any way to this Agreement shall be settled by binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules; provided that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. Any arbitration proceeding brought under this Agreement shall be conducted in Atlanta, Georgia by a single arbitrator appointed by agreement of the parties within thirty (30) days of receipt by respondent of the demand for arbitration, or in default thereof by the AAA. The arbitrator, in rendering an award in any arbitration conducted pursuant to this provision, shall issue a reasoned award stating the findings of fact and conclusions of law on which it is based, and the arbitrator shall be required to follow the law of the state designated by the parties herein. Any judgment or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C.§ 1 et seq. In any arbitration proceedings under this Agreement, each party shall pay all of its, his or her own legal fees, including counsel fees, but AAA filing fees and arbitrator compensation shall be paid pursuant to the AAA Employment Arbitration Rules, unless otherwise provided by law for a prevailing party. The parties agree that, notwithstanding the foregoing, prior to the appointment of the arbitrator, nothing herein shall prevent any party from seeking preliminary or temporary injunctive relief against any other party in the federal or state courts of Georgia, County of Fulton. For the avoidance of doubt, any actions for permanent relief or monetary damages shall be settled by arbitration.

Section 13.05.Set-Off.

Distributions under this Agreement to any Member or to any transferee or assignee thereof shall be subject to set-off or recoupment to the extent necessary to satisfy any unsatisfied indemnification obligation under the Investment Agreement, to the extent such obligation is due and payable at the time of such distribution.

Section 13.06.Entire Agreement; Amendment.

This Agreement (including the exhibits hereto) contains the entire agreement among the parties hereto with respect to the transactions contemplated herein, supersedes all prior written agreements and negotiations and oral understandings related hereto, and this Agreement (including exhibits hereto) may only be amended or waived upon the vote of a majority of the Membership Units, provided, that any amendment of this Agreement shall require the consent of NACS and ScanTech Holdings, except for any amendment necessary to effect any action permitted to be taken by NACS under this Agreement or the Investment Agreement, which shall not require the consent of ScanTech Holdings. The Managing Members shall send each Member a copy of any amendment adopted pursuant to this Section 13.06.

Section 13.07.No Waiver.

No failure to exercise and no delay in exercising any right, power or privilege of a Member shall operate as a waiver nor a consent to the modification of the terms hereof unless given by that Member in writing.

Section 13.08.Confidentiality.

Each Member shall use reasonable efforts to keep, and shall ensure that its officers and employees use reasonable efforts to keep, from and after the Effective Date through a period of three (3) years from the date such Member no longer owns any Membership Units, unless otherwise agreed to by the Members, confidential and shall not use except on behalf of the Company all information (“Confidential Information”) acquired from the Company or its Subsidiaries or from the other Members or their Affiliates pursuant to this Agreement or otherwise, including the contents of this Agreement and the identity of the Members, except that the foregoing restriction shall not apply to any information that (a) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this Agreement; (b) was already known to the recipient; (c) is disclosed to the recipient by a third party who, to the recipient’s knowledge, is not in default of any confidentiality obligation to the disclosing party hereunder; (d) was developed by or on behalf of the receiving Member without reliance on confidential information received hereunder; (e) is disclosed by any Member to its auditors, attorneys, financial advisors, consultants and other advisors, provided, that any such auditors and attorneys have been informed of the confidential nature of such information and any such financial advisors, consultants and other advisors have signed a confidentiality agreement agreeing to treat such information as confidential; and provided further that such disclosure does not thereby permit disclosure by such Member to others; (f) is disclosed to a regulatory authority to the extent that disclosure is, in the party’s good faith judgment, required or appropriate; provided, that such party requests confidential treatment for any information so disclosed; (g) is otherwise required to be disclosed in compliance with Applicable Laws or regulations or order by a court or other regulatory body having competent jurisdiction; or (h) with respect to ScanTech Holdings, is confidential or proprietary information, including intellectual property, used or disclosed in the ordinary course of its business which it continues to own. Each Member further agrees not to use any Confidential Information obtained by such Member in connection with a specific transaction being considered by the Company for any purpose other than in consideration of such transaction.

Section 13.09.Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.10.Headings.

The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 13.11.Further Assurances.

From time to time, at the reasonable request of any party hereto and without further consideration, each other party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement or to carry out the terms of this Agreement.

Section 13.12.Survival of Obligations.

The obligations of the parties hereto under Section 13.01, Section 13.04 and Section 13.08 of this Agreement shall survive any expiration, termination or cancellation of this Agreement.

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IN WITNESS WHEREOF, the following parties have signed this Agreement as of the date first above written.

For Individuals:

Signature:	/s/ Dolan Falconer
Name:	Dolan Falconer

For Entities:

Print/Type Name of Entity

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A

COMMON MEMBERSHIP UNITS AND PERCENTAGE INTERESTS

Member	Common Membership Units	Percentage Interests	Address for Notice
Seaport Group SIBS, LLC	1,471,762,336	53.2613%
Taylor Freres Americas, LLP	281,502,995	10.1873%
Steele Interests SIBS LLC; Steele Interests SIBS II LLC; Steele Interests SIBS III LLC; Steele Interests SIBS IV LLC	155,849,409	5.6400%
NACS, LLC	145,221,294	5.2554%
AZURE, LLC	144,924,365	5.2446%
ScanTech Security, LLC	108,852,435	3.9392%
Baypoint Capital Partners, LP	78,459,463	2.8394%
Catalytic Holdings 1, LLC	76,310,105	2.7616%
Dolan Falconer	54,693,597	1.9793%
Michael Tew	38,962,352	1.4100%
MG Partners	29,221,764	1.0575%
Aegus	25,422,935	0.9200%
Lynn Caruthers	19,737,767	0.7143%
John Snyder	12,336,104	0.4464%
Dana Snyder Trust	12,336,104	0.4464%
Alexander & Samantha Holmes	12,336,104	0.4464%
Steele Legal	9,740,588	0.3525%
Marion I. “Rocky” Starns IV	8,617,700	0.3119%
Christopher K. Green	7,506,781	0.2717%
Alfred Forbes IV	7,422,895	0.2686%
DeCosta Consulting	6,168,052	0.2232%
Command Consulting	5,844,057	0.2115%
Willie Sam and Colette Martinez	4,934,442	0.1786%
Michael Sutherlin	4,934,442	0.1786%
Thomas Zachary Taylor	3,700,831	0.1339%
Henry Sutherlin	3,084,065	0.1116%
Jonathon Kelafant	2,467,221	0.0893%
Paul Humphries	2,467,221	0.0893%
Scott McDonald	2,467,221	0.0893%
Jean Steffen	2,467,221	0.0893%
Charles Preston Miller Trust	2,467,221	0.0893%
Sarah Jones	2,046,510	0.0741%
Benjamin DeCosta	1,844,988	0.0668%
Adewunmi Adesuyi	1,510,620	0.0547%
Joseph Crivelli	1,480,333	0.0536%
Scura Partners	1,233,610	0.0446%
Donald Wood	1,233,610	0.0446%
Conner Bischoff	1,233,610	0.0446%
Bettina & James Bruchs	1,233,610	0.0446%
Jean Steffen 2	1,233,610	0.0446%
Michael McGarrity*	974,059	0.0353%
William Aldridge*	974,059	0.0353%
W. Ralph Basham*	974,059	0.0353%
Robert Perez*	974,059	0.0353%
Marion “Chip” Starns V*	902,749	0.0327%
Michael Burns	714,211	0.0258%
Trung Le	710,264	0.0257%

Eric Weldon	635,116	0.0230%
Patti Bloom	377,189	0.0137%
Apryll Henry	294,784	0.0107%
Wei Zhao	97,406	0.0035%
Zach Ritchie	97,406	0.0035%
Michael Starns	97,406	0.0035%
Piathima Alluri	97,406	0.0035%
Ott Miidla	97,406	0.0035%

Total	2,763,287,169	100.0000%

SERIES P MEMBERSHIP UNITS AND PERCENTAGE INTERESTS

Member	Series P Membership Units	Percentage Interests	Address for Notice
Polar Multi-Strategy Master Fund	1	100%

EXHIBIT B

REGULATORY ALLOCATIONS EXHIBIT

This Exhibit contains special rules for the allocation of items of Company income, gain, loss and deduction that override the basic allocations of Profits and Losses pursuant to the Agreement to the extent necessary to cause the overall allocations of items of Company income, gain, loss and deduction to have substantial economic effect pursuant to Treasury Regulations Section 1.704-1(b) and shall be interpreted in light of that purpose. Subsection (a) below contains special technical definitions. Subsections (b) through (h) contain the Regulatory Allocations themselves. Subsections (i), (j) and (k) are special rules applicable in applying the Regulatory Allocations.

(a)Definitions. For purposes of the Agreement, the following terms shall have the meanings indicated:

(i)“Adjusted Capital Account” means, with respect to each Member or assignee, such Person’s Capital Account as of the end of the relevant Fiscal Year (A) increased by any amounts which such Person is obligated to restore, or is deemed to be obligated to restore pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) (share of minimum gain) and 1.704-2(0(5) (share of member nonrecourse debt minimum gain) and (B) decreased by the items described in Treasury Regulation Sections 1.704- 1(b)(2)(ii)(d)(4),(5) and (6).

(ii)“Capital Accounts” means with respect to each Member or assignee an account maintained and adjusted in accordance with the following provisions:

(a)Each Member’s Capital Account shall be increased by such Member’s Capital Contributions, such Member’s distributive share of Profits, any items in the nature of income or gain that are allocated pursuant to the Regulatory Allocations and the amount of any Company liabilities that are assumed by such Member or that are secured by a Company asset distributed to such Member.

(b)Each Member’s Capital Account shall be decreased by the amount of cash and the Gross Asset Value of any Company asset distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses, any items in the nature of loss or deduction that are allocated pursuant to the Regulatory Allocations, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any asset contributed by such Member to the Company.

(c)In the event all or any portion of the beneficial ownership of a Membership Interest is transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the portion of the Membership Interest so Transferred.

(iii)“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Section 1.704-2(d), and is generally the aggregate gain the

Company would realize if it disposed of its property subject to Nonrecourse Liabilities in full satisfaction of each such liability and for no other consideration, with such other modifications as provided in Treasury Regulations Section 1.704-2(d). In the case of Nonrecourse Liabilities for which the creditor’s recourse is not limited to particular assets of the Company, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the Company shall be treated as a single liability and allocated to the Company’s assets using any reasonable basis selected by the Managing Members.

(iv)“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for Federal income tax purposes with respect to an asset for such Fiscal Year; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year bears to such beginning adjusted tax basis; and, provided further, that if the Federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Members (by Special Member Approval).

(v)“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for Federal income tax purposes, except as follows:

(a)the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of such contribution, as determined by the Managing Members (by Special Member Approval);

(b)the Gross Asset Values of all Company assets may, in the sole discretion of the Managing Members (by Special Member Approval), be adjusted to equal their respective gross fair market values (as determined by the Managing Members (by Special Member Approval)), as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or services; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704- 1(b)(2)(ii)(g);

(c)the Gross Asset Value of any Company asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value of such asset as of the date of distribution (as determined by the Managing Members (by Special Member Approval)); and

(d)the Gross Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the Managing Members (by Special Member Approval) determines in good faith that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses of the Company.

(vi)“Member Nonrecourse Deductions” shall mean losses, deductions or Code Section 705(a)(2)(B) expenditures attributable to Member Nonrecourse Debt under the general principles applicable to “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

(vii)“Member Nonrecourse Debt” means any Company liability with respect to which one or more but not all of the Members or related Persons bear the economic risk of loss within the meaning of Treasury Regulations Section 1.752-2 as a guarantor, lender or otherwise.

(viii)“Member Nonrecourse Debt Minimum Gain” shall mean the minimum gain attributable to Member Nonrecourse Debt as determined pursuant to Treasury Regulations Section 1.704-2(i)(3). In the case of Member Nonrecourse Debt for which the creditor’s recourse against the Company is not limited to particular assets of the Company, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the Company shall be treated as a single liability and allocated to the Company’s assets using any reasonable basis selected by the Managing Members.

(ix)“Net Book Adjustment” shall mean with respect to a Member, the cumulative gains minus the cumulative losses allocated to such Member as a result of a required revaluation of the Company’s assets pursuant to Section (a)(v)(b) or (c) of Exhibit C or otherwise as a result of any revaluation of the Company’s assets pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

(x)“Nonrecourse Deductions” shall mean losses, deductions, or Code Section 705(a)(2)(B) expenditures attributable to Nonrecourse Liabilities (see Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Fiscal Year shall be determined pursuant to Treasury Regulations Section 1.704-2(c), and shall generally equal the net increase, if any, in the amount of Company Minimum Gain for that taxable year, determined generally according to the provisions of Treasury Regulations Section 1.704-2(d), reduced (but not below zero) by the aggregate distributions during the year of proceeds of Nonrecourse Liabilities that are allocable to an increase in Company Minimum Gain, with such other modifications as provided in Treasury Regulations Section 1.704-2(c).

(xi)“Nonrecourse Liability” means any Company liability (or portion thereof) for which no Member bears the economic risk of loss under Treasury Regulations Section 1.752-2.

(xii)“Profits” and “Losses” mean, for each Fiscal Year or other period for which allocations to Members are made, an amount equal to the Company’s taxable income or loss for such period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)any income of the Company that is exempt from U.S. Federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss;

(b)any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

(c)if the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or clause (c) of the definition of Gross Asset Value herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)income or loss of the Company determined by reference to the adjusted tax basis of a Company asset shall be instead calculated by reference to the Gross Asset Value of such asset

(e)gain or loss resulting from any disposition of Company asset with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset may differ from its Gross Asset Value;

(f)in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year or other period, computed in accordance with the definition of Depreciation herein;

(g)any items specially allocated under the Regulatory Allocations shall not be taken into account in the computation of Profits and Loss.

(xiii)“Regulatory Allocations” shall mean allocations of Nonrecourse Deductions provided in Paragraph (b) below, allocations of Member Nonrecourse Deductions provided in Paragraph (c) below, the minimum gain chargeback provided in Paragraph (d) below, the member nonrecourse debt minimum gain chargeback provided in Paragraph (e) below, the qualified income offset provided in Paragraph (1) below, the gross income allocation provided in Paragraph (g) below, and the curative allocations provided in Paragraph (h) below.

(xiv)“Unreturned Net Book Adjustment” shall mean with respect to any Member, as of any date, (i) such Member’s Net Book Adjustment minus (ii) the aggregate amount of prior distributions made by the Company to such Member pursuant to Section 6.01(b) of the Agreement.

(b)Nonrecourse Deductions. All Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in proportion to their respective Percentage Interests held by such Member during such Fiscal Year.

(c)Member Nonrecourse Deductions. All Member Nonrecourse Deductions for any

Fiscal Year shall be allocated to the Member who bears the economic risk of loss under Treasury Regulations Section 1.752-2 with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(d)Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain for a Fiscal Year, each Member shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of such net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2) and the definition of Company Minimum Gain set forth above. This provision is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(e)Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt for any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt as of the beginning of the Fiscal Year, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Sections 1 .704-2(i)(4) and (5) and the definition of Member Nonrecourse Debt Minimum Gain set forth above. This Paragraph is intended to comply with the member nonrecourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704- 2(i)(4) and shall be interpreted consistently therewith.

(f)Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1 (b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be allocated to such Member in an amount and manner sufficient to eliminate any deficit in such Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible. This provision is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith

(g)Gross Income Allocation. In the event any Member has a deficit in its Adjusted Capital Account at the end of any Fiscal Year that exceeds such Member’s aggregate amounts described in clause (A) of the definition of Adjusted Capital Account, each such Member shall be allocated items of Company gross income and gain to the extent nary to eliminate such excess, as quickly as possible.

(h)Curative Allocations. When allocating Profits and Losses among the Members, such allocations shall be made so as to offset any prior allocations of gross income under Paragraph (g) above to the greatest extent possible so that overall allocations of Profits and Losses shall be made as if no such allocations of gross income occurred.

(i)Ordering. The allocations in this Exhibit to the extent they apply shall be made before any other allocations of Profits and Losses under the Agreement and in the order in which they appear above.

(j)Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1 (b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

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